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                                                                      EXHIBIT 12

                        LORAL SPACE & COMMUNICATIONS LTD

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)
                                  (Unaudited)

                                                                   THREE MONTHS ENDED MARCH 31,
                                                              ---------------------------------------
                                                                     1998                 1977
                                                              ------------------   ------------------
Earnings:
  Income before income taxes, minority interest and equity
     in net loss of affiliates..............................       $  7,928             $ 19,476
  Plus:
       Interest expense.....................................         11,225               12,458
       Interest components of rent expense(1)...............          1,134                  864
  Less capitalized interest.................................          9,505                2,502
                                                                   --------             --------
Earnings available to cover fixed charges...................       $ 10,782             $ 30,296
                                                                   ========             ========
Fixed charges(2)............................................       $(31,261)            $(13,322)
                                                                   ========             ========
Deficiency of earnings to cover fixed charges...............       $(20,479)
                                                                   ========
Ratio of earnings to fixed charges..........................                                 2.3x
                                                                                        ========
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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Fixed charges include preferred dividends as adjusted for the Company's effective tax rate.